Mr. Amazing Loans Corporation Subsidiary Obtains $20 Million

Debt Facility from Investment Evolution Coin Ltd.

Las Vegas, Nevada – (June 8, 2018) – Mr. Amazing Loans Corporation (“Mr. Amazing Loans”) (OTCQB: MRAL) today announced that its wholly owned subsidiary, MRAL Blockchain, LLC, has obtained a $20 million debt facility from Singapore company, Investment Evolution Coin Ltd. (“IEC Ltd”). IEC Ltd is currently 100% owned by certain Mr. Amazing Loans’ stockholders, including Paul Mathieson, Mr. Amazing Loans’ President, Chief Executive Officer, Chief Financial Officer and sole director who is IEC Ltd’s majority stockholder. The $20 million debt facility is structured as a 5-year revolving line of credit, with an interest rate of 12% per annum. The debt facility is due for repayment on June 7, 2023. In addition, in connection with the debt facility, IEC Ltd purchased 360,000 shares of Mr. Amazing Loans’ Series H preferred stock, for an aggregate purchase price of $360,000.

About Mr. Amazing Loans Corporation

Mr. Amazing Loans is a Securities and Exchange Commission (“SEC”) reporting fintech company that provides online $5,000 and $10,000 unsecured consumer loans under the brand name “Mr. Amazing Loans” via its website and online application portal. Mr. Amazing Loans is a direct lender with state licenses and/or certificates of authority in 20 U.S. states and all loans are originated, processed and serviced out of our centralized Las Vegas, NV head office. For more information about Mr. Amazing Loans, please visit https://ir.mramazingloans.com.

Forward-Looking Statements

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Contact:

Paul Mathieson

Mr. Amazing Loans Corporation

Chairman/CEO and Founder

MRAL@mramazingloans.com